Exhibit 99.2

     Statements contained in this transcript, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi Financial Corp., Hanmi Bank and Pacific Union Bank, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Hanmi Bank and Pacific Union Bank may not be combined successfully, and the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruptions following the merger, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; and (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by Hanmi Financial Corp. with the Securities and Exchange Commission or FDIC, as the case may be, from time to time. Hanmi Financial Corp. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

###

     The following is a transcript of the conference call and webcast hosted by Hanmi Financial Corp. on July 27, 2004:

Event Name: Q2 2004 Hanmi Financial Corporation Earnings Conference Call
Event Date/Time: July 27, 2004/ 4:30PM EST

Participants:
Operator
Stephanie Yoon; Hanmi Financial Corporation; VP of Investor Relations
Jae W. Yoo; Hanmi Financial Corporation; President & CEO
Michael Winiarski; Hanmi Financial Corporation; Chief Financial Officer
Brett Rabatin; FTN Research, Analyst
Jeff Hires; Third Point Management
Joe Gladue; Cohen Brothers; Analyst

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the Hanmi Financial Corporations Second Quarter 2004 Conference Call. After the remarks by the management, the call will be open to questions. You may put yourself in queue by pressing star one on your touchtone phone. If your question has already been answered, you may remove yourself from the queue by pressing star two. This call may contain forward-looking statements, which are made under the SEC’s Safe Harbor rules for forward-looking statements. Forward-looking statements relate to the company’s future operations, prospects, and businesses and are identified by words such as may, will, should, could, expects, plans, intends, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms. Although, we believe that the expectations reflected in the forward-looking statements are reasonable based upon our current judgment, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. Such statements are subject to risk and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi Financial.

Accordingly, actual results may differ materially from those expressed or implied or projected by the forward-looking information and statement. Hanmi undertakes no obligation to update any forward-looking statements in the future. For additional information on factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, please see the company’s filling with the SEC. I will now turn this call over to Mr. J.W. Yoo, Hanmi’s President and Chief Executive Officer. Please proceed sir.

J.W. Yoo, President and Chief Executive Officer

Thank you. Good afternoon everyone and we thank you for joining us today. With me is Michael Winiarski, our Chief Financial Officer. I would begin with a few remarks regarding our activities during the quarter followed by Michael, who will discuss our second quarter financial results. We will then be happy to consider whatever questions you may have. For the quarter ended June 30, 2004, set another record for Hanmi Financial Corporation. Net income was $7.55 million, an increase of 52.3% over net income of $4.95 million recorded in the second quarter of 2003 and an increase of 18% over net income of $6.39 million reported in the first quarter of this year.

As we’ve noted in today’s release, the record quarterly result would have been even higher if not for the one-time second quarter pre-tax restructuring cost of approximately $1.7 million or 5 cents per diluted share after tax associated with acquisition of Pacific Union Bank. Fully diluted second quarter earnings per share was 35 cents compared to 35 cents a year ago and it reflect an increase of 50.1% in weighted average shares outstanding following the April 30 PUB merger. The merger continues to go ahead — continues to go according to plan. The integration of our policies and procedures is largely complete and the following are [indiscernible] conversion of computer systems completed this month. We anticipate that the full conversion of these systems expected in mid August will be successful. Likewise, following study of management and the staffing deployment at both corporate and the branch laborers, the reduction in headcount is on schedule and is expected to be largely complete by the end of this year. And as we announced earlier this month, we anticipate that by yearend we will have closed seven geographically redundant branch offices, leaving us with 20 branch offices. And further contributing to the economies of scale that all together are expected to reduce operating expenses by approximately $10 million annually only a portion of which of course will be realized in 2004. We expect that the full benefit will come in 2005 when the integration of PUB and our operations are complete. I will now turn the call over to Mike.

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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Michael Winiarski, CFO, Sr. VP

Thank you JW. And welcome everyone. As JW mentioned, Hanmi’s net income for the quarter was a record $7.5 million compared to $4.9 million in the comparable period a year ago and $6.4 million in the first quarter of 2004. Pre-tax earnings for the second quarter were $12.4 million, up 60% from the second quarter of 2003 and approximately $1.9 million higher than first quarter 2004 pre-tax earnings of $10.5 million. These numbers reflect the second quarter 2004 provision for taxes of $4.8 million at a 39% tax rate compared to $2.8 million at a 35% tax rate in the second quarter of 2003. The effective tax rate in 2003 was lower because in the first three quarters of 2003, the company recognized tax benefits from certain transactions involving a real estate investment trust that ultimately were reversed in the fourth quarter of 2003. As resorted in the past, the California Franchise Tax Board has taken a position that such tax benefits will be disallowed pursuant to California Senate Bill 614 and Assembly Bill 1601 enacted in October 2003. Net interest income before provision for losses increased to $24.2 million, up from $16.9 million in the preceding quarter and $13.9 million in the second quarter of 2003. The $10.3 million increase in year-over-year net interest income was due primarily to $882 million increase in average interest earning assets while the yield increased from 5.16% to 5.36 percent. Compared to the first quarter of 2004, interest income increased from $22.1 million to $31.7 million. This represents an increase of $9.6 million or 43% quarter-over-quarter.

Average interest earning assets increased 41 percent, while the yield on average interest earning assets increased from 5.29% in the first quarter to 5.36% in the second quarter of 2004. The yield on average net loans decreased by 2 basis points from 5.79% in the first quarter to 5.77% in the second quarter. Therefore the 7 basis point increase in the yield on interest earning assets, is attributable to a shift in the mix of average interest earning assets, which consists of 79.9% loans and 20.1% investment in money market instruments in the second quarter compared to 75.6% loans and 24.2% investments in money market instruments in the first quarter of 2004.

The average cost of interest bearing liabilities decreased to 1.79% from 2.04% in the second quarter of 2003 and 1.79% in the first quarter of 2004. Offsetting changes in the mix and costs of each of the three primary sources of funds, deposits, trust preferred securities, and other borrowings affected second quarter borrowing costs. The cost of interest bearing deposits decreased from 1.72% to 1.65% in the second quarter of 2004 as Hanmi’s deposits were combined with PUB’s slightly lower cost deposit base.

Deposits decreased slightly as a percentage of average interest bearing liabilities from 85.9% to 84.7 percent. The cost of trust preferred funds decreased from 4.17% to 4.11% with the issuance of a third $20 million tranche at 3-month LIBOR plus 2.53% that increased trust preferred securities from 2.8% to 4.6% of interest bearing liabilities.

The cost of other borrowings increased slightly from 1.71% to 1.73% but the average balance expressed as a percentage of total interest bearing liabilities decreased slightly from 11.2% to 10.7 percent. The average balance of demand deposit increased from $453 million in the first quarter to $718 million in the second quarter and increased from 31.8% of average deposits in the first quarter to 33.4% of average deposits in the second quarter of 2004. Compared to the first quarter of 2004, the combination of the 692 million increase in interest earnings assets, an increase on the yield on interest earning assets from 5.29% to 5.36 percent, a slight decrease in the cost of interest bearing liabilities from 1.79% to the same figure and a decrease in the ratio of interest earnings assets to interest bearing liabilities from 144% to 139% resulted in an increase in net interest margin from 4.05% to 4.10% and an increase in net interest income from $16.9 million in the first quarter to $24.2 million in the second quarter of 2004.

The provision for loan losses was $850,000 compared to $1.5 million a year ago and $900,000 in the first quarter of 2004. Service charges and fee income was $5.2 million in the second quarter,

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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up $1.6 million or 44% from 2003 and up 34% from the first quarter of 2004 as a result of the acquisition of PUB.

Total non-interest income was $6.8 million, an increase of 21% from the second quarter of 2003 when Hanmi’s income included a $707,000 gain on sale of securities. Total non-interest income increased 41% from the first quarter of 2004. In each of those quarters, gains on sales and securities were less than $10,000. Non-interest expenses totaled $17.8 million for the second quarter compared to $10.3 million a year ago and $10.4 million in the first quarter of 2004. Second quarter expenses included a $1.7 million of restructuring charges. Excluding these charges, the efficiency ratio was 51.8% in the second quarter of 2004 compared to 47.8% in the first quarter and 52.8% in the second quarter of 2003. If all expenses are included in the efficiency ratio, it increased to 57.4% in the second quarter of 2004. It should be noted that second quarter expenses also included 438,000 of amortization of the core deposit intangible assets and approximately $302,000 of merger-related consulting and other integration cost.

Restructuring charges recognized in the second quarter include $650,000 of retention bonuses payable to former PUB employees who stayed with the bank until July 29th. This represents two-thirds of the total retention bonus payable under this plan which compensate employees for services rendered in the month May, June and July. The July portion $325,000 will be recognized in the third quarter.

With respect to our investment portfolio. During the second quarter we added $6 million of the municipal bonds to the portfolio which continues to be proposed largely of mortgage-backed securities and collateralized mortgage obligations. During the second quarter normal amortization and calls decreased for our holdings and mortgage related securities by $43 million to $375 million. Those funds will redeploy primarily to fund loan production, which was $269 million during the quarter. The yield on the investment portfolio increased by 4 basis points in the second quarter to 3.84% from 3.80% in the first quarter of 2004, and by 61 basis points compared to the second quarter of 2003.

The increase in yields can be attributed primarily to the sales of certain low yielding securities in the first quarter. Total assets at June 30th, 2004 were $3.09 billion, compared to $1.76 billion at the previous quarter end. Net loans totaled $2.2 billion compared to $1.28 billion at March 31st, 2004. Total non-performing assets as a percentage of gross loans were 0.38% at June 30th, 2004 compared to 0.40% at March 31st, 2004. The allowances for loan losses was 1.14% of gross loans and 302% of non-performing loans at June 30th, compared to 1.6% of loans, and 264% of non-performing loans at March 31st 2004. Deposits increased from 1.48 billion to 2.35 billion during the second quarter, and we have retained 88% of deposit acquired from PUB, which declined from $936 million at April 30th, the date of the acquisition, to $820 million at June 30th. This decline include $54 million of unprofitable borrowed on money market account held by large Korean Corporations and $50 million of broker deposit that mature shortly before quarter end. With that I will conclude the recap for the first quarter highlights. This concludes our prepared remarks, JW and I will now be happy to consider your questions. Thank you.

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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QUESTION AND ANSWER SECTION

Operator: Ladies and gentlemen at this time please press star one to submit a question. One moment please. Sir, your first question is from Brett Rabatin with FTN Midwest Research.

[Q — Brett Rabatin]: Hi, guys good afternoon.

[A]: Hi, good afternoon.

[Q — Brett Rabatin]: Couple of questions, first off was curious if you could give us the securities portfolio yields and 2Q is possible for portfolio of the companies on a standalone basis or give us some idea of how much of the margin expansion in 2Q which is what we are looking for was some expansion in the margin from a higher securities portfolio yield. How much of the increase was securities portfolio related?

[A]: Okay, immediately following the closing we transferred all of the securities into a single portfolio, so there was no standalone — there are no standalone numbers so far as that goes. In terms of what the securities portfolio yield was, it’s up 4 basis points during the quarter from 380 in Q1 to 384 in Q2.

[Q — Brett Rabatin]: 384 okay. And then can you give us some idea of the loan yields or long pricing presently in terms of commercial real estate and then the smaller C&I loans in the Southern California markets; i.e., can we expect higher - can we expect the loan portfolio yield to increase from here sort of given where we stand today with rates?

[A]: Well, we can certainly expect the yield to increase given the increases in general interest rates. You know, we’ve raised our prime rate by 25 basis points following the Fed’s action. So, that should cause an immediate increase to yields. Well, we are paying a lot of attention to pricing our loans and are asking our branches to complete a justification for the pricing on each of the loans and have some guidelines to the branches so that there is some focus on that. Those guidelines incorporate expected loss rates and so on, so that we can have a rational portfolio. The object of all that is to — is to increase yields on the loan portfolio. In terms of being able to quantify that something - that’s a little bit difficult at this point.

[Q — Brett Rabatin]: Now okay. And then is the strategy in the near term given where the balance sheet is at the end of 2Q going to be loan growth exceeding the total balance sheet growth, meaning the deployment of securities and the loans given where tangible capital is to let that rise a little bit in the second half of the year?

[A]: That’s correct. That’s what we tried to do in the second quarter and we will continue to follow the same strategy of loans, amortization, to reduce the securities portfolio. Well, I might add that the yields on the portfolio [indiscernible] I should say core part of the portfolio excluding overnight [indiscernible] was 4.13% at the end of June.

[Q — Brett Rabatin]: Okay. And then, from an expense perspective, I missed the one number. I thought I heard 325,000 on personal is that correct, that would hit in 3Q but...

[A]: That’s correct. That will hit in the month of July.

[Q — Brett Rabatin]: Okay. Was sort of curious on expense savings and expense run rate going forward from here?

[A]: Well, we feel like we are very much on track to hit the $10.9 million that we published earlier. Obviously, none of that — or very little of that was apparent in the second quarter. In terms of headcount reductions, you know, those began immediately after the acquisition at the very top

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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management levels in PUB. We had another round of lay offs of 14 people on July 2nd. Our total head counts currently stands at 588. That is 561 full-time and 27 part-time and that compares to 670 on a combined basis at December 31st. So, we feel like we are on track so far as those headcount reductions go.

[Q — Brett Rabatin]: Okay, great. Thanks guys.

[A]: Okay, thank you.

Operator: And, once again ladies and gentlemen, as a remainder press star one if you would like to submit a question. The next question is from Joe Gladeu [ph] with Cowen Brothers [ph].

[Q — Joe Gladue [ph]]: Hi. I just wondered if you could touch on where your interest rate sensitivity stands now with the combined operations?

[A]: I would say that the Hanmi and PUB balance sheets were very similar in terms of the level of sensitivity. And, our simulation at 2.2 a little over a million dollars in increased margin — for every 25 basis points in increase of interest rates.

[Q — Joe Gladue [ph]]: Okay, and may be you could just give a little color on, you know, how loan demand looks in your markets these days?

[A]: So you are interested in the level demand for loans within the Green community?

[Q — Joe Gladue [ph]]: Yeah, broken out by the, you know, different types of loans?

[A]: In terms of loan, and the portfolio, loan portfolio growth.

[A]: Yeah, I think there is a continuously growing trend of loan portfolio, and I think in terms of concentration of yearly state commercial property loan, it is kind of concern to us in terms of concentration limit. But I think there is a continuously growing trend of other, every other loan portfolio as well, and during the quarter, second quarter we see of 6.25% increase of our loan growth. Yeah, I think it is about 6.25% increase during the quarter. Right now I would put our loan protection during the second quarter was about $300 million. That is still a pretty strong number.

[A]: And that $300 million includes B2B production for the month of April, the production at Hanmi [indiscernible] and the acquisition was 269 million.

[Q — Joe Gladue [ph]]: Okay, thank you.

Operator: And so your next question is from Jeff Hires [ph] with Third Point Management.

[Q — Jeff Hires [ph]]: Good afternoon, thanks for taking my call. First question is with the respect to loan pricing, it’s my understanding that the prime rate at Hanmi is still different than the prime rate PUB, is that correct?

[A]: Okay, let me put this way, after launch we have PUB, we have only one prime rate, that’s Hanmi Reference Rate, which is right now 4.25 percent, but before the launch we had a two different prime rates, one is Hanmi Bank, and the other one is PUB Rate. PUB Rate at that time was 25 points higher than Hanmi Bank prime rate. We continue to maintain the differences for those loans, which were booked between before the launch was taken place.

[Q — Jeff Hires [ph]]: And then how much are your total loan portfolio, is at that lower rate? And I guess what I am getting at is, you know, what is your ability to reprice those loans up to the

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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effective rate, the PUB rate pre-merger, and can you quantify how much impact that would have on what your net margin, as well as earnings?

[A]: Jeff in the second quarter, the average balance of the Hanmi loans was 1.263 billion, the average balance of loans originated by PUB was $864 million. I think it is important to make the case here that our borrowers pay an all end rate, and that’s calculated by adding some margin to whatever the prime rate happens to be for the institution that is originating the loan. So, if the same borrower before the merger were to walk in to Hanmi and to walk into PUB and assuming all other things are equal, their margin at PUB would have been 25 basis points lower. So, we expect that as the PUB loans renew, we will be in a position to add 25 basis points to the margins to those loans in the vast majority of cases. You know, I think there may be a few instances for our customers, you know, don’t understand that and, you know, it’s not possible to do that. But, the point is that pricing should reflect the all in loan pricing and we are very focused on maintaining those margins.

[Q — Jeff Hires [ph]]: Oh I see so the.....

[A]: Pricing loans are appropriately according to the risk at 8% [ph].

[Q — Jeff Hires [ph]]: Okay. The repricing opportunity with respect PUB loans, it’s not the Hanmi loans?

[A]: Right.

[A]: That’s, right.

[Q — Jeff Hires [ph]]: Got it. Now the 863 million, how much of those will re price in any given year, sort of quarter, 10 percent, 30 percent?

[A]: I think approximate one-third of, you know, for almost PUB loans. So, we reject to that, you know, higher interest rate.

[Q — Jeff Hires [ph]]: Got it. And then assuming no repricing of those loans, can you — I apologize if someone else asked this question, but assuming prime increases by 100 basis points, what should we expect in terms of your expansion in the net interest margin?

[A]: Our models indicating something upwards of a million for every 25 basis points.

[A]: So, it would be something in $4 million to $5 million range most likely.

[Q — Jeff Hires [ph]]: Got it.

[A]: Yeah, actually in the rising interest rate trend, because our portfolio is more adjacent to, but that is working to our favor. We don’t have a net profit.

[Q — Jeff Hires [ph]]: Great. And then my last question and then I’ll let other people ask question, but you mentioned that the 10.9 million, none of their cost savings, you have a very little of the cost savings flow during the quarter. How should we expect those cost savings start flowing directly to the P&L?

[A]: Yeah, I guess the major pieces of that would be first half, we have had two rounds of lay off so for, each of which involved employees with base salaries little low over 700,000. So, the salary cost — base salary cost, I should say, going into the third quarter should be about a million four on an annualized basis lower than it had been, just based on those lay offsets that are taken place so for. We expect they have to complete the system conversion in mid August and then at that point

Hanmi Financial Corp	HAFC	Q2 2004 Earnings Call	Jul. 27, 2004
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there will be some redundancies in staff. So, we are thinking late August there will be some headquarters level layoffs. And then, we have the branch closing schedule to the fourth quarter. It’s likely that four of those will take place in early October with the remainder spread out throughout the quarter. The other thing is that very significant cost is data processing cost and we are continuing to use PUB service and will until the end of August. So, really the month of September is one you will start to see some additional increase in the cost savings being realized.

[Q — Jeff Hires [ph]]: Okay. It sounds like majority same would be implemented at least by Q4, so that’s one move — at least Q1 of next year will have a good picture of, you know, run rate of cost structure?

[A]: Yes, that’s correct.

[A]: Yeah, that’s correct. If I add to one more things of both staff reduction program, actually since we announced from March with the PUB are lastly December 22nd, we right away freezed new hire of the employees. So as of result of new higher fees around the end of May, we found our levy above more than 10% of the total — were deduced as a result of the natural attrition. So, that helps a lot in terms of towards debt reduction.

[Q — Jeff Hires [ph]]: Great quarter, thanks a lot.

[A]: Thanks Jeff [ph].

Operator: Your final question is a follow-up call from Brett Rabatin with FTN Midwest Research.

[Q — Brett Rabatin]: Hi, I just had a followup on the diluted impact of options in 3Q sort of on what we should be looking for from dilution impact from options?

[A]: I am trying to remember what the number of options outstanding are, Stephanie do you recall what the number is?

[A — Stephanie Yoon]: Brett, can you repeat the question please?

[Q — Brett Rabatin]: Yeah, I am just trying to sort of on a standalone basis both the companies had a just a couple of hundred thousand per share in terms of dilution impact from options outstanding and so we are just wanting to make sure I was still on sort of a similar basis in terms of the shares that were issued and cash for proportion of the companies where there is a 400,000 to 500,000 share dilution impact was appropriate going forward?

[A — Stephanie Yoon]: Well, we had another plan in May.

[Q — Brett Rabatin]: I am sorry, I can’t hear you Stephanie.

[A]: Our latest option round of options grants was in March.

[A — Stephanie Yoon]: In March, so I think you’ll have to add another probably another 300 or a little less than 400?

[Q — Brett Rabatin]: Okay.

[A — Stephanie Yoon]: That will be less on the OEM — for this type of dilution option.

[Q — Brett Rabatin]: I am sorry I missed a part of that. So, the total might be somewhere in the vicinity of 800,000 does that sound reasonable?

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[A]: Yeah, in March we did another — we granted around 340,000 option stock.

[A — Stephanie Yoon]: Yes 800, probably, I don’t have the even number.

[A]: We’ll be happy to get back you with [indiscernible].

[Q — Brett Rabatin]: Okay, great. You guys are just contact with that. And then just wanted to get any color that you guys might be want to provide on reserving levels going forward. The impact of the merger was of course that you had a little better — OMOS [ph] reserve ratio in relation to loans. So, I obviously got good asset quality and didn’t have any charge offs in the second quarter. So, I was sort of curios as to what you guys are [indiscernible] as was in terms of provisioning and sort of reserve levels going forward vis-a-vis loan growth?

[A]: We feel like we are approaching, you know, a minimum level of reserving on the portfolio in the sense that maintaining a ratio of reserve through outstanding loans. The numbers offer the fourth quarter, we had $764,000 in charge offs, $695,000 in recoveries. So, pretty positive situation so far as that goes. Total classified loans at the end of June were $25.2 million. So, we feel like we are in very good situation so far as the current level of reserves go.

[A]: Okay, let me add one more thing. In terms of loan loss allowances, gross loans is 1.14% and in terms of loan loss allowances over a non-performing loans, it is over 302.8 percent, which is quite a good improvement.

[Q — Brett Rabatin]: Okay. I think I got all that I needed. Thanks guys.

[A]: Thank you.

Operator: I assume we have no further questions back over to you Mr. Yoo.

J.W. Yoo, CEO

Okay. Thank you for joining our call. We look forward to integration of, you know, Hanmi Bank and Pacific Union Bank with confidence and optimism. And we hope that you will join again in our next call. Thank you again for joining the meeting.

Operator: Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect.

Yes, thank you very much again.